Exhibit 99.1

FOR IMMEDIATE RELEASE

Stanley Black & Decker Reports 4Q 2012 and Full Year 2012 Results

New Britain, Connecticut, January 24th, 2013 … Stanley Black & Decker (NYSE: SWK) today announced fourth quarter and full year 2012 financial results.

These results reflect the Company’s continuing operations and hence exclude the Hardware & Home Improvement business (HHI) and the related gain on the sale, as the business was divested on December 17th, 2012 and has been recorded as discontinued operations. The majority of this business was part of the Company’s Security segment, with the remainder being part of the Company’s CDIY segment. Total sales associated with this business were $930.6 million in 2012 and $940.9 million in 2011.

•	4Q’12 Revenues Increased 4% To $2.7 Billion; Organic Revenues Up 2%

•	4Q’12 Diluted GAAP EPS, Including Charges, Was $0.79

•	Excluding Charges, 4Q’12 Diluted EPS Was $1.37

•	Full Year Diluted GAAP EPS Was $2.70. Excluding Charges, Full Year EPS Was $4.67

•	Full Year 2012 Free Cash Flow Of $1.1 Billion, Excluding Charges & Payments; Working Capital Turns Reached 7.5

4Q’12 Key Points:

•	Net sales for the period were $2.7 billion, up 4% versus prior year, attributable to volume (+2%) and acquisitions (+3%), which more than offset the 1% negative impact of foreign exchange.

•	Diluted GAAP earnings per share (“EPS”), including charges, was $0.79. Excluding charges, 4Q’12 diluted EPS was $1.37.

•	The gross margin rate for the quarter was 35.5%. Excluding charges, the gross margin rate was 36.0%, up slightly from prior year levels due to cost synergies and margin improvement initiatives.

•	SG&A expenses were 24.1% of sales. Excluding charges, SG&A expenses were 22.6% of sales, down from a 4Q’11 level of 23.2%, as a result of continued cost synergy execution.

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Operating margin was 11.5% of sales. Excluding charges, operating margin was 13.3% of sales, up 80 bps from the 4Q’11 operating margin of 12.5%, due to cost synergies, margin improvement initiatives and volume leverage.

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The tax rate was a benefit of 1.6%. Excluding charges, the tax rate was 13.3%. The lower tax rate can be attributed to the divestiture of the HHI business, which had a higher than corporate line average tax rate. For the purposes of comparison versus original tax guidance, including HHI and excluding charges, the effective tax rate was approximately 17% for the fourth quarter and approximately 22% for the full year.

•	Working capital turns for the quarter were 7.5, up 4% from 4Q’11. Free cash flow was $596 million, before the effect of $174 million of charges and payments.

Stanley Black & Decker’s CEO, John F. Lundgren, commented, “The close of 2012 marked a transformational year for the Company as we continued our successful evolution into a diversified global industrial enterprise well-positioned for long-term value creation. While we have work to do, including driving organic revenue growth while maintaining our focus on costs and productivity improvements, our strong cash flow generation, diversified revenue base, commitment to innovation and other proven areas of core competency leave us optimistic about the future of our Company.

“At the three year anniversary of the merger of Stanley and Black & Decker, the combination has by all measures been a resounding success. By the end of 2013 we will have achieved $500 million in cost synergies, exceeding our original target of $350 million by 43%. In fact, the approximately $760 million in operating profit, excluding charges, that our CDIY segment alone generated in 2012 surpassed the entire 2009 operating profit of the stand-alone Stanley Works and Black & Decker companies combined. Revenue synergies, which were targeted to be between $300 to $400 million by the end of 2013, have already surpassed $300 million. We hit our post-merger free cash flow goal of $1 billion, excluding charges, more than a year earlier than targeted and we have distributed a significant amount of it back to shareholders directly, increasing our dividend by almost 50% and repurchasing over $550 million of our stock since the end of 2009, in addition to the $850 million of repurchases we are executing in conjunction with the HHI divestiture.

“The success of the Black & Decker merger further validates our Company’s acquisition integration capabilities. Looking forward, we are confident in our ability to adapt and apply our expertise and specialized skills in this area to fuel organic growth initiatives. We expect these efforts to ultimately drive 2-3 points of profitable incremental revenue growth on top of what our core franchise will also yield, bringing us to our long-term target of 4-6% by 2015. 2013 will be another important year as we work toward our mid-decade vision of being a $15 billion diversified industrial company with operating margins greater than 15%, ROCE of 15%, 10 working capital turns and greater than 20% of our revenues generated from emerging markets.”

4Q’12 Segment Results

($ in M)	4Q’ 12 Segment Results
	Sales	YOY Sales Growth	Profit Rate	Profit Rate Ex-Charges[1]
CDIY	$1,372	8.3%	13.8%	14.5%
Security	$647	-2.1%	13.1%	15.5%
Industrial	$650	1.5%	15.4%	16.0%

[1]	Charges primarily pertaining to synergy attainment & facility closures

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In the CDIY segment, net sales increased 8% versus 4Q’11 due to unit volumes (+7%) and acquisitions (+3%), which were offset by currency (-1%) and price (-1%). Organic sales grew 7% in North America due to continued market share gains, a successful holiday season and growth across all sales channels. Organic sales in Europe remained flat due to continued share gains in the U.K. Organic sales expanded at a double-digit rate in the emerging markets due to success in Asia with consumer power tools and outdoor/home products as well as Latin America due to hand tools and cordless outdoor products. Continuing to benefit from new product innovations such as the 18/20V Max, the Professional Power Tool business grew at a low-teens rate. The Consumer Power Tool business grew at a high single-digit rate due to the success of the Matrix, Gyro and Stanley FatMax Power Tools. Excluding charges, overall segment profit was 14.5%, up 180 basis points versus 4Q’11, driven by volume leverage and cost synergies.

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Net sales in Security decreased 2% versus 4Q’11 as declines in volume (-3%) and currency (-1%) more than offset slightly positive price and acquisitions (+2%). For the CSS and MAS businesses, 2% organic growth in North America was muted by organic declines of 5% in Europe. The Convergent Security Solutions (CSS) North America business grew 1% organically due to steady backlog conversion. As mentioned above, CSS Europe declined 5% organically, in line with projections, while the bottom line expanded significantly due to cost synergies and the continued success of the integration of Niscayah.

Mechanical Access organic sales were up 3% with mid-single digit growth in the commercial mechanical lock business and low-single digit growth in the automatic door business.

The segment profit rate, excluding charges, was 15.5%. Excluding Niscayah and charges, the segment profit rate was 17.3%, lower than the comparable 4Q’11 rate due to negative channel mix within the automatic door business and softness in the healthcare storage market.

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As anticipated, organic sales in the Industrial segment fell 1% due to continued weakness in Europe. Unit volumes fell 1%, currency was down 1% and acquisitions added 4%, bringing total sales growth up 2% for the quarter. Organic sales for the Industrial and Automotive Repair (IAR) platform fell 5% as volume declines in Europe and continued soft government spending in the U.S. more than offset strength in Latin America. Engineered Fastening grew 6% organically, outpacing global light vehicle production, which retracted 1.5%. Organic revenues in Europe rose 3% as continued growth in automotive due to increased platform penetration more than offset weakness in industrial fasteners.

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Overall Industrial segment profit excluding charges fell 40 bps versus prior year to 16.0% as operating leverage in the Engineered Fastening business was more than offset by the volume declines in Europe within IAR.

President and Chief Operating Officer, James M. Loree, commented, “The achievement of 7.5 working capital turns, a 42% increase from pro forma pre-merger turns in 2009, is a clear illustration of the role the Stanley Fulfillment

System plays in the continued success of this Company. SFS provides Stanley Black & Decker with differentiated execution capability, superior customer-facing performance value and compelling value creation potential. This critical business system helped us produce close to $1.1 billion in free cash flow in 2012, an approximate 120% free cash flow conversion rate excluding charges and payments. In fact, our free cash flow has exceeded net income every year since SFS’ inception in 2007.

“With the significant transformational milestones we achieved in 2012 - divesting HHI and announcing the acquisition of Infastech - we have taken an important step forward towards our mid-decade goals. Including Infastech, 16% of our revenues will be generated in the emerging markets. The emerging markets represent a powerful opportunity for us in 2013 and beyond, as 70% of the tool and security industry growth over the next 20 years will come from these regions. We have plans to double our CDIY, IAR and Security businesses in the emerging markets by 2015, which will be supported by the addition of approximately 1,000 revenue producing employees, all in-region. We expect both growth and operating margin rates from the emerging markets to be well above line average for the foreseeable future.”

Full Year 2012 Key Points & Segment Results:

•	Revenues were $10.2 billion, up 8% versus prior year due to unit volume (+1.5%) and acquisitions (+8.5%). Price was up close to one-half of a point and currency was down approximately 2.5%.

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CDIY grew 5% organically for the year largely due to successful new products and market share gains under the DEWalt and Black & Decker brands as well as mid-teens organic growth in the emerging markets.

•	The Industrial segment grew 1% organically as 9% organic growth in the Engineered Fastening business was muted by market-driven headwinds within the IAR Europe and Infrastructure businesses.

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The Security segment declined 4% organically. This is attributable to declines within the legacy CSS Europe business, soft U.S. retrofit as well as national account customers within MAS and sizeable top line pressures to the Healthcare business due to soft customer cap ex and delayed spending ahead of the anticipated 1H’13 release of a new product generation.

•	Excluding charges, diluted EPS was $4.67, up slightly vs. prior year and up 12% if normalized for tax. Diluted GAAP EPS was $2.70 per share in 2012.

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Operating margin rate for the Company for 2012 was 11.6% of sales. Excluding charges the operating margin rate was 13.3%, up 50 bps versus 2011 as volume leverage in the CDIY and Engineered Fastening businesses as well as cost synergies more than offset currency and mix headwinds.

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Working capital turns were 7.5. Free cash flow was $1.06 billion before the effect of $479 million in charges and payments. Due to the mid-December divestiture of HHI, there was approximately $30 million of lost free cash flow experienced versus the company’s original guidance.

FY’12 Segment Results

($ in M)	FY’ 12 Segment Results
	Sales	YOY Sales Growth	Profit Rate	Profit Rate Ex-Charges[1]
CDIY	$5,194	3.7%	13.9%	14.7%
Security	$2,429	25.8%	12.6%	14.3%
Industrial	$2,568	2.7%	16.0%	16.3%

[1]	Charges primarily pertaining to synergy attainment & facility closures

2013 Outlook

Donald Allan Jr., Senior Vice President and CFO commented, “Attaining 4-6% organic growth and operating margins greater than 15% are two of our key long-term financial objectives and we feel confident that the organic growth initiatives we commenced in the fourth quarter will help us accomplish these goals. After working with our team of executives leading the charge over the past 3 months, we have determined that the year one investment needed to successfully implement our plans will not be completely offset by the year one incremental profit and thus the initiatives will be slightly dilutive in 2013. However, we remain firm in our belief that by 2015 they will yield an incremental and ongoing $200 million of operating profit.”

The Company expects full year 2013 EPS to be in the range of $5.40 - $5.65, excluding charges, based on the following assumptions:

•	Organic net sales to increase 2-3% from 2012 driving $0.00 - $0.15 of EPS accretion

•	The core business is expected to grow 1-2% ($0.15 - $0.30)

•	The organic growth initiatives are expected to yield 1 point of revenue growth but will be approximately $0.15 dilutive to EPS

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The Company expects to realize the final $50 million in cost synergies related to the Black & Decker merger and $35 million due to the Niscayah acquisition in 2013, which together should drive ~$0.40 of EPS.

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The Infastech acquisition, which was announced in July of 2012, is on track to close in the near term and is expected to add $0.20 of EPS accretion. If the transaction does not close by February 1st the Company will revisit the expected 2013 EPS impact.

•	Cost containment actions taken in 2012 will have a positive carryover impact of $30 million, or ~$0.15 of EPS.

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The share repurchases enacted with $850 million of the HHI proceeds should yield an incremental $0.37 of EPS. An accelerated share repurchase (ASR) was executed in December which resulted in the retirement of 9.3 million shares representing 80% notional value equivalent in shares. The final delivery of shares related to the ASR is expected to be completed by the end of the second quarter. The average share count for 2013 is expected to be 155.9 million as a result.

•	The combination of any currency impact (at current rates), price/inflation, the negative carryover business mix impact and the small acquisitions completed in 2012 will have a neutral impact.

•	The tax rate will be approximately 23-24%, creating a $0.20 - $0.30 headwind when compared to the 2012 rate of 19.8%.

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Interest/Other net to be slightly higher than 2012 levels, largely due to the announced acquisition of Infastech, creating a headwind of approximately $0.10. Interest expense to approximate $145 million. Other-net to approximate $265 million ($225 million of which is intangible amortization including the $35 million from Infastech).

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It is important to note that historically EPS in the first quarter of the year is between 18-19% of full year EPS due to seasonality and that added to the impact of front-end loaded investments in the corporate growth initiatives, 1Q’13 EPS will be approximately 17.5% of full year EPS.

Free cash flow, excluding one-time charges and payments, is expected to be approximately $1.0 billion.

Mr. Allan added, “Looking at 2013 we are anticipating a global macroeconomic climate similar to 2012: modest growth in the U.S. as continued housing related momentum offsets slowly recovering security and industrial end markets, a stagnant to slightly negative environment in Europe and the vast majority of global GDP growth generated by the emerging markets. With this, we believe our core businesses will grow at a similar rate to last year and that the organic growth initiatives now layered within them will generate an incremental point of growth, bringing our forecast to 2-3% organic growth in 2013, which will drive 16-21% of EPS accretion.

“Lastly, as we have previously communicated, the company does not anticipate any significant M&A activity in 2013, and only foresees potential bolt-on transactions concentrated in the emerging markets. We are focused on modest deleveraging and continuing to pay our strong dividend, and we do not anticipate any significant share repurchases outside of those in conjunction with the HHI divestiture. As a result, our cash flow return on investment, or CFROI, will be solidly within our 12-15% target range.

Including all charges, the Company expects EPS to approximate $4.62 to $4.87 in 2013. For the full year of 2013 the Company estimates the one-time after tax charges to be approximately $125 million, which includes $30 million for Infastech.

Merger And Acquisition Related One-Time Charges and Credits

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4Q’12: Total one-time charges in 4Q’12 for continuing operations related to Mergers and Acquisitions were $131.4 million. Gross margin includes $11.3 million of these one-time charges, primarily facility closure-related charges, and SG&A includes $38.5 million in one-time charges, primarily for integration-related administration costs and consulting fees, as well as employee related matters. Approximately $30.4 million of these costs that impact the Company’s operating margin are included in segment results, with the remainder in corporate overhead. Lastly, one-time charges of $24.1 million are included in Other, net and $57.5 million are included in restructuring charges, the majority of which represent acquisition-related restructuring charges associated with the severance of employees.

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2012: Total one-time charges in 2012 for continuing operations related to Mergers and Acquisitions charges, the charges associated with the $200 million in cost actions implemented in 2012, as well as the charges related to the extinguishment of debt during the third quarter were $442.2 million, or $330 million on an after-tax basis. Gross margin includes $29.6 million of these one-time charges, primarily facility closure-related charges, and SG&A includes $138.4 million in one-time charges, primarily for integration-related administration costs and consulting fees, as well as employee related matters. Approximately $90.9 million of these costs that impact the Company’s operating margin are included in segment results, with the remainder in corporate overhead. One-time charges of $98.8 million are included in Other, net primarily related to the extinguishment of debt and transaction costs. Lastly, one-time charges of $175.4 million are included in restructuring charges, the majority of which represent Niscayah-related restructuring charges and cost containment actions associated with the severance of employees.

The Company will host a conference call with investors today, Thursday, January 24th, at 8:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the just-released Stanley Black & Decker Investor Relations iPad app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone at (800) 447-0521, from outside the U.S. at +1 (847) 413-3238 and via the Internet at www.stanleyblackanddecker.com. To participate, please register on the web site at least fifteen minutes prior to the call and download and install any necessary audio software. Please use the conference identification number 3403 7396. A replay will also be available two hours after the call and can be accessed at (888) 843-7419 or +1 (630) 652-3042 using the passcode 3403 7396#.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, healthcare solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact:  Kate White Vanek

Vice President, Investor & Government Relations

kate.vanek@sbdinc.com

(860) 827-3833

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. The normalized statement of operations, cash flows and business segment information, as reconciled to GAAP on pages 16-21 for 2012 and 2011, is considered relevant to aid analysis of the Company’s operating performance, earnings results and cash flows aside from the material impact of the one-time charges and payments associated with the Black & Decker merger, Niscayah acquisition and other smaller acquisitions of the Company, as well as the charges associated with the extinguishment of debt during 3Q’12. Normalized cash flow and free cash flow, as reconciled from the associated GAAP measures on pages 18 and 19 for 2012 and 2011 are considered meaningful pro forma metrics to aid the understanding of the company’s cash flow performance aside from the material impact of the M&A-related payments and charges.

CAUTIONARY STATEMENTS

Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve full year 2013 diluted EPS of $5.40-5.65, excluding M&A charges and GAAP EPS of $4.62 - $4.87; (ii) deliver first quarter EPS of approximately 17.5% of full year EPS (iii) generate approximately $1.0 billion in free cash flow for 2013, excluding charges and payments; (iv) generate 16% of revenues in 2013 and 70% of the tool and security industry sales growth over the next 20 years in emerging markets; (v) deliver growth and operating margin rates in emerging markets well above line average for the foreseeable future (vi) deliver an incremental and ongoing $200 million of operating profit by 2015; and (vii) achieve its mid-decade vision of being a $15 billion diversified industrial company with operating margins greater than 15%, ROCE of 15%, 10 working capital turns and greater than 20% of revenues generated from emerging markets (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to achieve additional synergies in 2013 from the combination with Black & Decker and the acquisition of Niscayah; (ii) receipt of regulatory approvals required to complete the Infastech acquisition prior to February 1, 2013; (iii) the Company’s ability to execute integration and achieve synergies from the Infastech acquisition once it has been completed; (iv) the Company’s ability to generate organic net sales increases of 2-3% in 2013 and 4-6% by 2015; (v) the Company’s ability to identify and execute upon acquisitions and sales opportunities to double its CDIY, IAR and Security businesses in the emerging markets by 2015 while minimizing associated costs; (vii) the Company’s ability to complete the share repurchases scheduled for execution by the end of the second quarter and achieve an average share count for the year of 155.9; (viii) the Company’s ability to achieve a tax rate of approximately 23-24% in 2013; (ix) the Company’s ability to limit interest expense to approximate $145 million and other-net to approximate $265 million in 2013; (x) the Company’s ability to minimize tax liabilities associated with the HHI divestiture; (xi) successful integration of acquisitions completed in 2012 and any acquisitions completed in 2013, as well integration of existing businesses; (xii) the continued acceptance of technologies used in the Company’s products and services; (xiii) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xiv) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xv) the proceeds realized with respect to any business or product line disposals; (xvi) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xvii) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xviii) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xix) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xx) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xxi) the Company’s ability to obtain favorable settlement of routine tax audits; (xxii) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxiii) the continued ability of the Company to access credit markets under satisfactory terms; (xxiv) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; and (xxv) the Company’s ability to successfully develop, market and achieve sales from new products and services.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System; (viii) successful implementation with expected results of cost reduction programs; and (ix) successful completion of share repurchases at anticipated costs.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global macroeconomic environment; the continued economic growth of emerging markets, particularly Latin America; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.